UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 13, 2008

____________________

TALEO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51299	52-2190418
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4140 Dublin Boulevard, Suite 400
Dublin, CA 94568
(Address of principal executive offices, including zip code)

(925) 452-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 13, 2008, the board of directors of Taleo Corporation (the “Company”) appointed Jeffrey Stiefler as a Class III director, effective immediately.  Mr. Stiefler was also appointed as a member of the Corporate Governance and Nominating Committee of the board of directors.

Mr. Stiefler will participate in the Company’s standard non-employee director compensation arrangements.  Under the terms of those arrangements, Mr. Stiefler will receive annual compensation of $25,000 for serving on the board of directors and an additional $2,500 per year for serving on the Corporate Governance and Nominating Committee. Mr. Stiefler may elect to receive up to 50% of his cash compensation in cash with the balance paid in the form of the Company’s securities. In addition, Mr. Stiefler will receive an initial option to purchase 35,000 shares of the Company’s Class A common stock, which vests as to one-third of the shares on each anniversary of the grant date, and a restricted stock grant on the date of the Company’s annual meeting of stockholders with a fair market value on the date of grant equal to $160,000, which vests on the anniversary of the grant date. In addition, Mr. Stiefler has executed the Company’s standard form of indemnification agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALEO CORPORATION

By:	/s/ Katy Murray
Katy Murray Executive Vice President and Chief Financial Officer

Date:  August 15, 2008